Exhibit 4.3

CELLTECH CHIROSCIENCE PLC

RULES OF

CELLTECH CHIROSCIENCE

SAVINGS RELATED SHARE OPTION SCHEME 1999

(Inland Revenue reference SRS[    ])

(to be approved and adopted by the Company in general meeting on 22nd July, 1999, subject to and conditional upon the Merger Offer for Chiroscience Group plc becoming or being declared unconditional in all respects)

ALLEN & O V E R Y

London

CELLTECH CHIROSCIENCE

SAVINGS RELATED SHARE OPTION SCHEME1999

i

1.     INTERPRETATION

(1)  The following words and expressions have the following meanings:

“Acquisition Price”	the price, as determined by the Directors, at which each Share subject to an Option may be acquired on the exercise of that Option. That price must not be less than the greater of:

(i) 80% of the Market Value at the Date of Invitation; and

(ii) if the Option relates to unissued Shares, its nominal value.

If Rule 12 has been applied the “Acquisition Price” shall be the price for the acquisition of a share in the company whose shares are scheme shares determined under Rule 12;

“Approval”	approval of the Scheme under Schedule 9 as a savings-related share option scheme;

“Auditors”	the auditors for the time being of the company whose shares are scheme shares;

“Bonus Date”	(a) under a three year Savings Contract, the date on which the three year bonus is payable under the Savings Contract; and

(b) under a five year Savings Contract, the earliest date on which the standard bonus or maximum bonus is payable under the Savings Contract, as specified by an Eligible Employee under Rule 2(6).

“Company”	Celltech Chiroscience plc (formerly Celltech plc), registered in England and Wales under No. 2159282.

“Control”	has the same meaning as in Section 840 of ICTA 1988;

“Date of Grant”	the date on which an Option is granted under Rule 3;

“Date of Invitation”	the date on which invitations are made to Eligible Employees under

Rule 2(1) or, as the case may be, determined to be made under Rule 2(3);

“Directors”	the board of directors for the time being of the Company or a duly constituted committee of the board;

“Eligible Employee”	(a) any employee or full-time director of any Participating Company who:

(i) is chargeable to United Kingdom income tax under Case 1 of
Schedule E in respect of his office or employment; and

(ii) has such qualifying period (if any) of continuous service (not exceeding 5 years prior to the Date of Grant) as the Directors may from time to time determine; and

for the purposes of this Rule “full-time director” shall mean a director who is normally required to devote not less than 25 hours per week to the performance of his duties (excluding meal breaks) or such lesser number of hours a week as the Board may determine; and

(b) any other employee or director of a Participating Company (not being an Eligible Employee within (a) above) who the Directors have determined shall be regarded as an Eligible Employee in respect of any particular invitation but shall exclude an Eligible Employee who is not permitted to be eligible to participate by virtue of the provisions of paragraph 8 of Schedule 9;

“Excluded Schemes”	employee share schemes, the issue of Shares under which are ignored for the purposes of calculating the limit set out in Rule 5(1), including:

(a) the Celltech Group 1993 Unapproved Share Option Scheme;

(b) any other employee share scheme adopted by Celltech plc prior to 1st
November, 1993; and

(c) for the avoidance of doubt, any employee share scheme adopted by

Chiroscience Group plc;

“Grant Period”	the period of 42 days commencing on the day after any of the following:

(a) the date on which the Company releases its interim results or its final results for any financial period; or

(b) the date on which Approval is given to the Scheme;

“Group”	the Company and all Subsidiaries which are under the Control of the Company;

“ICTA 1988”	the Income and Corporation Taxes Act 1988;

“Issue or Reorganization”

any variation in the capital of the Company (or any other company whose shares are scheme shares) arising from a capitalisation issue, an offer to the holders of Shares by way of rights, a subdivision, consolidation, reduction or other variation of share capital;

“London Stock Exchange”	The London Stock Exchange Limited or any successor body carrying on the business of The London Stock Exchange Limited;

“Market Value”	(a) if the Shares are not listed on the London Stock Exchange, an amount equal to the market value of a Share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 at the Date of Invitation agreed for the purposes of the Scheme with the Shares Valuation Division of the Inland Revenue; and

(b) if the Shares are listed on the London Stock Exchange, an amount equal to the middle market quotation of a Share on the dealing day immediately preceding the Date of Invitation or, if the Directors so decide, the average for the three dealing days immediately preceding the Date of Invitation as ascertained from the Daily Official List of the London Stock Exchange;

“Maximum Savings Contribution”

a monthly contribution of £250 or such other maximum amount as may for the time being be specified for the purposes of Schedule 9 as the maximum amount of a Savings Contribution but so that the Directors may specify a smaller figure to be the Maximum Savings Contribution for the purposes of any particular invitation made pursuant to Rule 2(1);

“Minimum Savings Contribution”

a monthly contribution of such minimum amount permitted under the terms of the relevant Savings Contract or, if greater, the minimum monthly contribution specified in the relevant invitation (being no greater than the minimum monthly contribution specified in paragraph 24 of Schedule 9);

“Option”	a right to acquire Shares under the Scheme;

“Participant”	any person who has been granted an Option including, if relevant, his legal personal representatives;

“Participating Company”	(i) the Company; and

(ii) any Subsidiary and any other company which in both cases is designated by the Directors as a Participating Company in relation to any operation of the Scheme;

“Redundancy”	redundancy within the meaning of the Employment Rights Act 1996;

“Retirement”	ceasing to hold the office or employment by virtue of which a Participant is eligible to participate in the Scheme by reason of retirement:

(i) on reaching the Specified Age, or

(ii) on reaching any other age at which he is bound to retire in accordance with the terms of his contract of employment;

“Roll-over Option”	an option granted pursuant to the 1993 Unapproved Option Section of the Celltech Chiroscience Executive Share Option Scheme 1999;

“Savings Body”	the savings body which is designated by the Directors for the purpose of the Scheme;

“Savings Contract”

a contract which is taken out under a certified contractual savings scheme within the meaning of Section 326 of ICTA 1988 and which is approved by the Board of Inland Revenue for the purposes of Schedule 9;

“Savings Contract Repayment”	(i) in respect of any Option to be granted, the aggregate repayment which corresponds to any particular rate of saving under a Savings Contract, being the repayment of all Savings Contributions plus the standard bonus or maximum bonus, as applicable, payable on the Bonus Date; and

(ii) in respect of any Option already granted, the amount applied for the purpose of calculating the number of Shares comprised in the Option in Rule 3 or Rule 5;

“Savings Contribution”	the amount payable by a Participant by way of monthly contribution under a Savings Contract which is related to an Option and is normally deductible from his remuneration;

“Schedule 9”	Schedule 9 to ICTA 1988:

“the Scheme”	the Celltech Chiroscience Savings Related Share Option Scheme 1999, as amended from time to time in accordance with the Rules;

“Share”	an ordinary share in the capital of the Company or, if Rule 12 has been applied, the company whose shares are scheme shares, which satisfies the conditions of paragraphs 10 to 14 of Schedule 9;

“Specified Age”	the age of 65 years in the case of male and female Participants;

“Subsidiary”	a company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985.

(2)	Other words or expressions, so far as not inconsistent with the context, shall have the same meanings as in Schedule 9.

(3)	Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

(4)	Any reference, express or implied, to an enactment includes references to:

(a)	that enactment as amended, extended or applied by or under any other enactment; and

(b)	any enactment which that enactment re-enacts (with or without modification).

2.     INVITATION AND APPLICATION FOR OPTIONS

(1)	The Directors may during a Grant Period (or at other times in exceptional circumstances) invite Eligible Employees to apply for Options. The forms to be used for invitations, applications and the grant of Options shall be specified by the Directors and approved by the Inland Revenue.

(2)	The invitations may be made by letter, poster, circular, advertisement or any other means or by a combination of such means as determined by the Directors.

(3)	The invitation may consist of more than one document issued on different days and, in particular, the Acquisition Price may be advertised by poster and, if this is the case, the Date of Invitation shall be the day following the day or, as the case may be, the last of the three dealing days by reference to which the Acquisition Price is determined. However, if Shares are listed or dealt with on the London Stock Exchange the Date of Invitation must be chosen so that each dealing day used to determine the Acquisition Price lies within a Grant Period.

(4)	Eligible Employees shall be given a period of 21 days (or a shorter period, not less than 14 days, as determined by the Directors) in which to apply for Options.

(5)	An Eligible Employee may apply for an Option or Options on the form of application prescribed by the Directors accompanied by a proposal form of the Savings Body to enter a Savings Contract or Savings Contracts.

(6)	The Eligible Employee shall specify:

(a)	the amount of Savings Contribution under a Savings Contract (or, if relevant, each Savings Contract) which, subject to Rules 4 and 6, he wishes to pay; and

(b)	subject to Rule 2(11), whether the Savings Contract Repayment under a Savings Contract is to be taken as including the three year bonus under a three year Savings Contract, or the standard bonus or the maximum bonus payable under a five year Savings Contract.

If appropriate, the Directors shall be authorised to complete the proposal form of the Savings Body, with the amount of Savings Contribution.

(7)	The form of application shall contain such undertakings given or declarations made by the Eligible Employee, not inconsistent with the terms of the Scheme, as the Directors may require.

(8)	An Eligible Employee may not complete more than one form of application to join the Scheme pursuant to an invitation under Rule 2(1) but the Eligible Employee may apply for more than one Option under more than one Savings Contract pursuant to each such invitation.

(9)	The consideration for the grant of an Option to an Eligible Employee under the Scheme shall be his entering into a Savings Contract and agreeing to be bound by the rules of the Scheme.

(10)	The Directors may specify a maximum number of Shares to be available under the invitations.

(11)	The Directors may allow Eligible Employees when applying for an Option to elect for the three year bonus under a three year Savings Contract, or the standard bonus or the maximum bonus payable under a five year Savings Contract (and may allow the Eligible Employees to apply for more than one Option). If the Directors do not permit applications on this basis, Eligible Employees may only elect for the standard bonus under Rule 2(6)(b).

3.     GRANT OF OPTIONS

(1)	Options shall, subject to Rule 4, be granted by the Directors to each Eligible Employee who has applied for an Option over the largest whole number of Shares which can be acquired at the Acquisition Price with the Savings Contract Repayment relative to his application.

(2)	Options shall be granted within 30 days after the date as at which the Acquisition Price is determined or, if the Acquisition Price is determined over three consecutive dealing days, within 30 days after the earliest of those dealing days. An option certificate in a form (not inconsistent with the provisions of the Scheme) as determined by the Directors shall be issued to the Participant and shall specify the date on which the Option was granted, the number of Shares under the Option, the Acquisition Price at which the Shares may be acquired on exercise and the Bonus Date.

(3)	Except in the case of the death of a Participant, no option granted under the Scheme may be transferred, assigned, charged or otherwise alienated. If a Participant enters into a composition with his creditors in satisfaction of his debts or a bankruptcy order is made against him his Option will lapse.

4.     SCALING DOWN

If, following an invitation under Rule 2(1), there are insufficient Shares available to satisfy in full all applications received, then the following steps shall be carried out successively by the Directors to the extent necessary to eliminate the excess:

(a)	any application under which the maximum bonus under a five year Savings Contract is chosen to be included in the Savings Contract Repayment shall be amended to become an application under which only the standard bonus is to be included;

(b)	any three year bonus and any standard bonus under a five year Savings Contract to be included in the Savings Contract Repayment shall be eliminated;

(c)	the excess over the Minimum Savings Contribution chosen by each applicant shall be reduced pro rata to the extent necessary;

(d)	applications will be selected by lot, each based on a monthly contribution equal to the Minimum Savings Contribution and the inclusion of no bonus in the Savings Contract Repayment.

Each application shall be deemed to have been modified or withdrawn in accordance with the application of the foregoing provisions and the Directors shall complete or amend, as appropriate, each Savings Contract proposal form to reflect any reduction in Savings Contributions. The Directors shall then grant Options in accordance with Rule 3(2) but the period of 30 days shall apply as if it were a reference to a period of 42 days.

5.     LIMIT ON SHARES

(1)	10% in 10 year Limit

No Options shall be granted in any year which would, at the time they are granted, cause the number of Shares which shall have been or may be issued in pursuance of options granted during that year and the previous nine years, or been issued in that period otherwise than pursuant to options, under this Scheme or under any other employees’ share scheme established by the Company other than pursuant to Roll-over Options or Excluded Schemes, to exceed 10% of the ordinary share capital of the Company in issue at that time.

(2)	For the purpose of the limit contained in paragraph (1) of this Rule:

(a)	the number of Shares, if any, issued prior to the time at which such limits are applied (and whether issued on the exercise of any option or under any other employee share scheme) shall be adjusted in such manner as the Directors shall consider to be appropriate in the event of an Issue or Reorganisation taking place after the issue of the Shares in question and prior to the time at which such limits are applied;

(b)	“year” shall mean each financial period of twelve months of the Company. If any financial period of the Company is materially longer or shorter than 12 months the limit shall be applied with appropriate adjustments;

(c)	Shares under any option which has been released or cancelled or has lapsed without being exercised shall be ignored;

(d)	to the extent that the Directors consider that the exercise of Options can be satisfied by the transfer of Shares already in issue those Options shall not be treated as granted over unissued Shares:

(e)	nothing which takes place after the grant of an Option shall require that Option to be treated as in breach of this Rule.

6.     LIMIT ON PARTICIPATION

A Participant shall not be entitled to contribute to Savings Contracts more than the maximum sum permitted under the regulations for the time being in force governing contractual savings schemes approved by the Board of the Inland Revenue for the purposes of Schedule 9.

7.     EXERCISE OF OPTIONS

(1)	Save as provided in Rules 8 and 11, an Option shall be capable of being exercised at any time following the earliest of:

(a)	the applicable Bonus Date;

(b)	the Participant ceasing to be a director or employee of a Participating Company by reason of his death, injury, disability, Redundancy or Retirement;

(c)	the Participant ceasing to be a director or employee of a Participating Company by reason of the Participating Company by which he is employed ceasing to be under the Control of the Company or by reason of the transfer or sale of the undertaking or part of the undertaking in which he is employed to a person who is neither an associated company of the Company nor a company under the Control of the Company;

(d)	the Participant ceasing to be a director or employee of a Participating Company more than 3 years after the Date of Grant by reason of early retirement;

(e)	the Participant attaining the Specified Age (and continuing to be a director or employee of a Participating Company);

(f)	the occurrence of the circumstances permitting the exercise of Options specified in Rule 11 (takeover, reconstruction and winding up).

(2)	If a Participant ceases to be a director or employee of a Participating Company, but is a director or an employee of an associated company (within the meaning that these words bear in section 187 of ICTA 1988) of the Company at the applicable Bonus Date, he may exercise his Option within six months after the Bonus Date or of a company which is under the Control of the Company.

8.     LAPSE OF OPTIONS

(1)	Save as otherwise provided in Rules 8 and 11, an Option shall lapse to the extent that it has not been exercised (whether or not it became exercisable) by the earliest of:

(a)	the expiry of six months from the Bonus Date unless the Participant dies within six months before or after the Bonus Date;

(b)	the expiry of twelve months from the date of death of the Participant or, if the Participant dies within six months after the Bonus Date, twelve months after the Bonus Date;

(c)	the expiry of six months from the date on which

(i)	the Participant ceases to be a director or employee of a Participating Company by reason of his injury, disability, Redundancy, Retirement or

(ii)	the Participant ceases to be a director or employee of a Participating Company by reason of the Participating Company by which he is employed ceasing to be under the Control of the Company or the transfer or sale of the undertaking or part of the undertaking in which he is employed to a person who is neither an associated company of the Company nor a company under the Control of the Company or

(iii)	the Participant ceases to be a director or employee of a Participating Company more than 3 years after the Date of Grant by reason of early retirement

unless	(in either case) the Participant dies within that period of six months;

(d)	the date on which the Participant ceases to be a director or employee of a Participating Company in any circumstances other than those referred to in Rule 7(b) or (c);

(e)	the Participant’s right to continue making Savings Contributions lapsing in accordance with the provisions of the Savings Contract (including by withdrawal of his contributions) other than on death or for the purpose of exercising an Option;

(f)	the expiry of the period referred to in Rule 11(3) (compulsory acquisition of shares) or, if appropriate, 11(4) (scheme of management) or 11(5) (members’ voluntary winding up of the Company).

(2)	The Option shall cease to be exercisable under Rule 7(l)(e) (without lapsing) if not exercised on the expiry of six months from the date on which the Participant, while continuing to be a director or employee of a Participating Company, attains the Specified Age and may become again capable of being exercised in accordance with Rule 7 above.

(3)	The aggregate Acquisition Prices payable on exercise of an Option shall not exceed any repayment made under the Savings Contract of the Participant’s Savings Contributions together with any bonus and interest. For this purpose repayment under the Savings Contract shall exclude the repayment of any contribution the due date for payment of which falls more than one month after the date on which repayment is made.

(4)	For the purposes of Rule 7(1)(b), (c) and (d) and (l)(c) and (d) of this Rule a Participant shall be deemed not to cease to be a director or employee of a Participating Company until he ceases to hold an office or employment with any Participating Company or with any company under the Control of the Company or with any associated company (within the meaning that these words bear in Section 187 of ICTA 1988) of the Company.

(5)	A Participant shall not be entitled to exercise an Option at any time when he is ineligible to participate:

(a)	by virtue of paragraph 8 of Schedule 9; or

(b)	by virtue of paragraph 26(3) of Schedule 9 (that is, except where he exercises an Option pursuant to Rule 7(l)(b), (c) or (d) or Rule 7(2), unless he is at that time a director or employee of a Participating Company).

9.     MANNER OF EXERCISE AND ISSUE OR TRANSFER OF SHARES

(1)	An Option may be exercised by the Participant giving notice of exercise in a form approved by the Directors to the Company. The notice shall specify the number of Shares (or the equivalent aggregate Acquisition Prices) over which the Option is exercised and shall be accompanied by the relevant option certificate and the form of withdrawal from the Savings Contract required by the Savings Body or by an appropriate remittance and evidence of withdrawal from the Savings Contract.

(2)	Within 30 days of the date of exercise, the Shares in respect of which the Option has been exercised shall be allotted and issued or, if appropriate, transferred to the Participant or as he may direct.

(3)	The allotment or transfer of Shares under the Scheme is subject to obtaining any approval or consent required under the Listing Rules of the London Stock Exchange, the City Code on Takeovers and Mergers, or any applicable regulations or enactment.

(4)	Shares issued under the Scheme will rank pari passu in all respects with issued Shares of the same class. However, they will not be entitled to any rights attaching to Shares by reference to a record date prior to the date of allotment of the Shares.

(5)	An Option may be exercised in whole or in part but if exercised in part the unexercised portion will lapse.

(6)	If Shares are listed on the London Stock Exchange the Company shall apply to the London Stock Exchange for Shares issued under the Scheme to be admitted to the Official List (unless listing has already been granted).

10.     ISSUE OR REORGANISATION

(1)	In the event of any Issue or Reorganisation,

(a)	the number of Shares comprised in an Option; and/or

(b)	the Acquisition Price under an Option;

may be adjusted in such manner as the Directors decide subject to paragraph (2) below and to the prior approval of the Inland Revenue.

(2)	If an Option relates to unissued Shares an adjustment under paragraph (1) above may reduce or further reduce the Acquisition Price below the nominal value of a Share if:

(a)	a part of the reserves of the Company equal to the difference between the adjusted Acquisition Price and the nominal value of the Shares concerned (“Relevant Amount”) may be capitalised if the Option is exercised so as to pay up the Relevant Amount; and

(b)	the Company has sufficient reserves available.

(3)	Participants shall be notified of any adjustments made under this Rule 10 and any option certificate may be called in, cancelled, endorsed or reissued.

11.     TAKEOVER, RECONSTRUCTION AND VOLUNTARY WINDING UP

(1)	If:

(a)	a general offer is made to acquire the whole of the issued ordinary share capital of the Company (or such part thereof as is not at the time owned by the offeror or any company controlled by the offeror and/or persons acting in concert with the offeror) and after the announcement of the general offer the offeror (and any such companies and/or persons) acquires Control of the Company, or

(b)	a general offer is made to acquire all the shares of the Company which are of the same class as the Shares (or such part thereof as aforesaid),

a Participant may, subject to the provisions of Rules 8 and 11(3), exercise his Option at any time during the period of six months following the date of the acquisition of Control or, if the offer was conditional, the later date on which the offer becomes unconditional.

(2)	The Company shall use its best endeavors to procure that if a Participant is allotted Shares pursuant to the exercise of Options in accordance with Rule 1l(1) then if such Shares were not the subject of the said general offer the offeror shall make an offer to acquire from the Participant his Shares upon the same terms as Shares of the same class were acquired under the general offer.

(3)	If any person becomes bound or entitled under Sections 428 to 430F of the Companies Act 1985 to acquire any Shares (or would be so bound or entitled but for the fact that there were no dissenting shareholders) the Directors shall forthwith notify each Participant thereof. Any unexercised Option may be exercised at any time during the period when the person remains so bound or entitled, and on the expiry of such period, all unexercised Options will lapse.

(4)	If pursuant to a scheme of arrangement between the Company and its shareholders under Section 425 of the Companies Act 1985 any company obtains Control of the Company, Options will become exercisable for a period of six months from the date the scheme of arrangement becomes effective, at the end of which period they will lapse.

(5)	If a resolution for a members’ voluntary winding-up of the Company is passed (other than for the purpose of a reconstruction or amalgamation), a Participant may, within three months of the date of the resolution, exercise his Option by giving notice that his Option is deemed to have been exercised immediately prior to the commencement of the winding-up and the Participant shall rank accordingly in the winding up. Subject thereto, all Options shall lapse on the winding up of the Company.

12.     EXCHANGE OF OPTIONS

If any company (the “acquiring company”)

(a)	obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, or

(ii)	a general offer to acquire all the shares in the Company which are of the same class as the scheme shares, or

(b)	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985, or

(c)	becomes bound or entitled to acquire Shares under sections 428 to 430P of the said Act of 1985 any Participant may at any time within the appropriate period, by agreement with the acquiring company, release his Option (“old rights”) in consideration of the grant to him of rights (“new rights”) which are equivalent to his Option but relate to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 10(b) or (c) of Schedule 9). “The appropriate period” and “equivalent” have the same meaning as in paragraph 15 of Schedule 9 and accordingly the new rights shall not be regarded for the purpose of the Scheme as equivalent to the old rights unless:

(a)	the shares to which they relate satisfy the conditions specified, in relation to scheme shares, in paragraphs 10 to 14 of Schedule 9; and

(b)	the new rights will be exercisable in the same manner as the old rights and subject to the provisions of the Scheme as it had effect immediately before the release of the old rights; and

(c)	the total market value, immediately before the release, of the shares which were subject to the Participant’s old rights is equal to the total market value, immediately after the grant of the shares in respect of which the new rights are granted to the Participant; and

(d)	the total amount payable by the Participant for the acquisition of shares in pursuance of the new rights is equal to the total amount that would have been payable for the acquisition of shares in pursuance of the old rights.

The new rights shall for the purposes of the Scheme be treated as having been granted at the time when the old rights were granted and references to Shares shall, in relation to the new rights, be taken as references to the shares of the company whose shares are scheme shares. References to the Company shall be taken to be references to the company whose shares are scheme shares in Rules 7, 8, 9, 10, 11, 13(3) and 13(4). The new rights shall not lapse as a result of the operation of Rule 11(3) following the event permitting the grant of such new rights.

13.     ADMINISTRATION

(1)	The Scheme shall be administered by the Directors whose decision on any matter concerning the Scheme shall be final and binding.

(2)	The cost of establishing and operating the Scheme (including but not limited to stamp duty, stamp duty reserve tax and any other costs relating to the issue or transfer of Shares upon the exercise of Options) shall be borne by the Company.

(3)	The Company shall use reasonable endeavors to ensure that there are sufficient authorised and unissued Shares available to be transferred to Participants to satisfy outstanding Options except to the extent that the Directors are satisfied that the Shares already in issue are or will be available to be transferred to satisfy outstanding Options.

(4)	All notices under the Scheme shall be in writing. Any notice or other document to be served under the Scheme may be delivered or (if within the United Kingdom) sent by first class post recorded delivery post or facsimile process, and if to the Company or to a Participating Company to their respective registered offices for the time being, and if to a Participant, to the Participant at the address which he shall give to the Company for the purpose or, failing any such address, to his last known place of abode.

(5)	Any notice or document shall be deemed to have been served:

(a)	if delivered, at the time of delivery; or

(b)	if posted, at 10.00 a.m. on the second business day after it was put into the post; or

(c)	if sent by facsimile process, at the time of the dispatch.

(6)	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed, prepaid and posted or that the facsimile message was properly addressed and despatched, as the case may be.

(7)	Participation in the Scheme is a matter separate from any contract of employment and any benefit conferred by the Scheme shall not be counted for pension or any other purpose.

(8)	A Participant shall have no entitlement by way of compensation or damages resulting from the termination of the office or employment by virtue of which he is or may be eligible to participate in, or to exercise Options under, the Scheme for the loss of any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether the compensation is claimed for wrongful dismissal or otherwise.

14.     AMENDMENT

(1)	Subject to paragraph (2) below, the Directors may by resolution at any time amend the Scheme in any respect except that any amendment made when the Scheme is approved under Schedule 9 shall not have effect without the prior approval of the Inland Revenue.

(2)	Subject to paragraph (4) below, no amendment may be made to the advantage of Participants or Eligible Employees:

(a)	the persons to whom Options may be granted under the Scheme;

(b)	the limitations on the number of Shares which may be issued under the Scheme;

(c)	the individual limits on participants for each Participant in the Scheme;

(d)	any rights attaching to the Options and the Shares;

(e)	the determination of the Acquisition Price;

(f)	the rights of participants in the event of an Issue or Reorganisation;

(g)	the terms of this Rule 14(2).

without the prior approval of the Company in general meeting.

(3)	No amendment shall be made under paragraph (1) which would abrogate or materially affect adversely the subsisting rights of a Participant unless it is made with his written consent or by a resolution passed as if the Options constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 1985 relating to class meetings applied to that class mutatis mutandis.

(4)	Paragraph (2) shall not apply to any amendment which is necessary or desirable in order to obtain Inland Revenue approval of the Scheme under Schedule 9 or is a minor amendment to benefit the administration of this Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Scheme, the Company or any Participating Company.

15.     DURATION

No Options may be granted under the Scheme more than ten years after the date of the adoption of the Scheme by the Company. The Directors may terminate the Scheme at any time and no further Options shall be granted after that date, but Options granted before that date will continue to be valid and exercisable in accordance with these Rules.

CELLTECH CHIROSCIENCE

SAVINGS RELATED SHARE OPTION SCHEME 1999

UNAPPROVED SECTION

1.	This Section (the “Unapproved Section”) constitutes supplemental rules to the Celltech Chiroscience Savings Related Share Option Scheme 1999 which apply to any Eligible Employee who is not resident in the United Kingdom and was adopted by the Directors on 29th January, 2003 under Rule 14(4)1/

2.	The Unapproved Section incorporates all of the Rules of the Scheme but modified as set out below.

3.	The Unapproved Section is not approved by the Inland Revenue.

4.	The validity of:

(a)	an application for; or

(b)	the exercise of,

any Option granted under the Unapproved Section shall be conditional on there being in place arrangements satisfactory to the Company to enable the Company and any Participating Company to deduct, withhold, or account for any liability of the Participant to tax or social security which the Company or any Participating Company is required to deduct, withhold or account for to any taxation authority as a result of:

(i)	in respect of an application for an Options, the issue of invitations to apply for Options or the grant of Options; and

(ii)	in respect of the exercise of an Option, that exercise.

Such arrangements may include, without limitation, arranging for a sale of sufficient of the Shares to which the Participant would otherwise be entitled to realise an amount of cash equal to the tax or social security and arranging for such amount to be remitted to the taxation authority.

5.	The definition of “Maximum Savings Contribution” in Rule l(1) shall be amended by the addition after the words “amount of a Savings Contribution” of the following words:

“(in either case converted, at an exchange determined by the Company, into a currency relevant to the country in which the Participant is resident)”;

1/	The Unapproved Section was amended by John Slater on 25th March, 2003 in accordance with the power delegated to him by the Board of Directors on the adoption of the Unapproved Section on 29th January, 2003.

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6.	The definition of “Savings Contract” in Rule 1(1) shall be deleted and the following definition inserted by way of substitution:

“a contract taken out with a savings carrier selected by the Company;”.

7.	The following additional definition shall be added to Rule 1.1:

““Sterling”         United Kingdom Sterling;”

8.	Rule 6 shall be amended by the addition of the following words after the words “Schedule 9”:

“, converted into a currency relevant to the county in which the Participant is resident at an exchange rate determined by the Company”.

9.	Rule 8(3) shall be amended by the addition after the words “any bonus or interest,” of the following words:

“However:

(a)	if when the repayment under the Savings Contract is converted into Sterling the Sterling amount is less, because of the applicable exchange rate than would have been the case had the Savings Contributions been made in Sterling, the Participant shall be entitled to make such additional contribution (if any) as the Company permits to take account of this; and

(b)	for the avoidance of doubt, if any amount is withheld from the Savings Contract Repayment on account of tax due on the standard bonus or maximum bonus, the Participant shall be entitled to make an additional contribution of that amount.”.

10.	Rule 14(1) shall be amended by the deletion of the words:

“except that any amendment made when the Scheme is approved under Schedule 9 shall not have effect without the prior approval of the Inland Revenue”.

11.	Where a Savings Contract is taken out in relation to an application for an Option under the Unapproved Section, which does not provide for the payment of a guaranteed bonus at the end of the Savings Contract,:

11.1	the definition of “Savings Contract Repayment” in Rule l(1) shall be amended by the deletion of the words “the standard bonus or the maximum bonus, as applicable, payable on the Bonus Date” and the insertion of the following words by way of substitution:

“an amount determined by the Directors as being equal to the standard bonus or maximum bonus, as applicable, that would have been payable had the Savings Contract provided for a guaranteed bonus at the end of the Savings Contract”; and

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11.2	rule 8(3) shall be amended by the deletion of the words “any bonus” and the insertion of the following words by way of substitution:

“the amount determined by the Directors in accordance with the definition of “Savings Contract Repayment as being equal to the applicable bonus”; and

11.3	the definition of “Bonus Date” in Rule l(1) shall be deleted and the following definition shall be added by way of substitution:

“the date determined by the Directors as being the date on which the applicable bonus would have been payable under the Savings Contract had the Savings Contract provided for the payment of a guaranteed bonus at its end”.

12.	The Unapproved Section shall apply in relation to any Eligible Employee who is resident in France subject to the following additional provisions of this paragraph 12 of the Unapproved Section.

12.1	The Unapproved Section in relation to its application for any Eligible Employee who is resident in France shall incorporate all of the Rules of the Scheme so far as such Rules are not contrary to the provisions of the French law governing stock option plans set out in articles L 225 – 177 to L 225 – 186 of the French New Code de Commerce.

12.2	The definition of “Acquisition Price” in Rule l(1) shall be deleted and the following definition inserted by way of substitution:

““Acquisition Price”

the price, as determined by the Directors. at which each Share subject to an Option may be acquired on the exercise of that Option. The Acquisition Price must be set at the Date of Grant and must not be less than the greater of

(i)	80% of the Market Value at the Date of Invitation;

(ii)	80% of the arithmetical average of the middle market quotations of a Share on the 20 marker trading days preceding the Date of Grant, rounded down to the nearest whole penny; and

(iii)	if the Option relates to unissued Shares; its nominal value.

If Rule 12 has been applied the “Acquisition Price” shall be the price for the acquisition of a share in the company whose shares are scheme shares determined under Rule 12;”

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12.3	The definition of Eligible Employee in Rule l(1) shall be amended by the addition of the following words after the words “Schedule 9”:

“and Options may:

(a)	only be granted to the employees of the Company or of any Subsidiary and, therefore, cannot be granted to directors without an employment contract other than officers such as the Chairman (“President du Conseil d’Administration) and the chief executive officer (“Directeur Gendral”) who may be granted Options; and

(b)	not be grunted to any Eligible Employee who owns more than 10% of the ordinary share capital of the Company”.

12.4	Rule 8 shall be amended as follows:

(a)	the words: “unless the Participant dies within six months before or after the Bonus Date” shall be deleted from Rule 8( l)(a);

(b)	Rule 8(l)(b) shall be deleted and the following Rule 8(1)(b) shall be inserted by way of substitution:

“the expiry of six months from the date of death of the Participant;” and;

(c)	the words: “unless (in either case) the Participant dies within that period of six months” shall be deleted from Rule 8(l)(c).

12.5	Notwithstanding the Rules of the Scheme, the Acquisition Price of an Option granted to an Eligible Employee resident in France and or the number of Shares over which an Option is granted may only be adjusted upon the occurrence of events specified under Article L225-181 or the French New Code of Commerce.

12.6	While Shares are listed on a stock exchange, no Option may be granted:

(a)	within a period of 20 market trading days after the payment of a dividend;

(b)	within a period of 10 market trading days before and after the date on which the financial statements or consolidated financial statements of the Company are published; or

(c)	within the period between:

(i)	the date on which the directors of the Company acquire information which could have, if made public, a significant impact on the Market Value of a Share; and

(ii)	the date falling 10 market trading days after the market trading day on which such information is made public.

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12.7	The Company will grant Options to employees resident in France over unissued Shares (and not over existing Shares) and the aggregate number of Shares which may be issued as a result of Options granted (other than any Option which has been released, cancelled or exercised or has lapsed) must not exceed one third of the Company’s issued share capital.

12.8	Unless the Board otherwise agrees, Shares acquired on the exercise of Options granted to employees resident in France may not be sold by a Participant before the fourth anniversary of the Date of Grant or, if the Directors so decide, such earlier date as the Directors may in their absolute discretion determine. The Company or any Participating Company may take such steps as it considers necessary to ensure the Participants’ compliance with this paragraph, including (without limitation) the retention of share certificates issued on the exercise of any such Option.

12.9	Each Eligible Employee resident in France to whom an Option is granted under the Unapproved Section shall disclose to the Participating Company by which he is employed all information required to enable the Participating Company to comply with its disclosure obligations under law.

12.10	Each Participating Company shall provide to any Participant resident in France who it employs and to whom an Option has been granted, a document showing:

(a)	the name and principal place of business of that Participating Company;

(b)	the principal or registered office address of that Participating Company;

(c)	the Date of Grant and date of exercise of any Option granted to the Participant; and

(d)	the number of Shares acquired and the Acquisition Price

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